EXHIBIT 99.1

Eagle Bancorp Montana Earns $5.2 Million, or $0.76 per Diluted Share, in Fourth Quarter 2020; Reports Record Earnings of $21.2 Million, or $3.11 per Diluted Share for the Year 2020; Declares Quarterly Cash Dividend of $0.0975 per Share

HELENA, Mont., Jan. 26, 2021 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (NASDAQ: EBMT), (the “Company,” “Eagle”), the holding company of Opportunity Bank of Montana, today reported net income in the fourth quarter of 2020 increased 121.0% to $5.2 million, or $0.76 per diluted share, compared to $2.3 million, or $0.36 per diluted share, in the fourth quarter a year ago, reflecting the high level of contributions from mortgage banking and gains from sale of loans. Net income was a record $6.4 million, or $0.94 per diluted share, in the third quarter of 2020.

For the year 2020, net income nearly doubled to a record $21.2 million, or $3.11 per diluted share, compared to $10.9 million, or $1.69 per diluted share, for 2019.

Eagle’s board of directors declared a quarterly cash dividend of $0.0975 per share on January 21, 2021. The dividend will be payable March 5, 2021 to shareholders of record February 12, 2021. The current annualized dividend yield is 1.75% based on recent market prices.

“We had a strong fourth quarter and record earnings for the year, with net interest income expansion, record loan production and solid deposit growth,” said Peter J. Johnson, President and CEO. “While our fourth quarter operating performance was strong, we continued to see the economic impact from the COVID-19 pandemic and its effect on our Montana communities. We actively participated in the SBA’s initial Paycheck Protection Program (PPP) that expired in August, helping service the needs of our customers, and we plan to support the SBA’s new round of PPP funding to help our clients whose businesses have been hardest hit by the pandemic. Earlier in the year, the Montana Board of Investments (MBOI) offered 12-months of interest payment assistance to qualified borrowers. We are closely monitoring borrowers and businesses in our communities and are providing debt service relief for those who have been impacted.”

COVID-19 Preparations as of December 31, 2020:

  Industry Exposure: Eagle’s exposure, as a percentage of total loans, to some of the industries with business revenues dramatically impacted by the pandemic includes health care and social assistance (2.64%), hotels and lodging (4.14%), bars and restaurants (2.58%), casinos (1.19%), and nursing homes (0.47%).
  Loan Accommodations: The bank has offered multiple accommodation options to its clients, including 90-day deferrals, interest only payments, and forbearances. As of December 31, 2020, remaining loan modifications for 40 nonresidential borrowers represented $29.0 million in loans or 3.45% of total loans, compared to 66 borrowers, representing $55.3 million or 6.51% of total loans, three months earlier. Approximately 78.45% of loans originally modified, or 275 borrowers, are now performing according to adapted loan agreements. The bank qualified 32 borrowers for the MBOI program representing $26.6 million in loans, which are included in the fourth quarter modification totals. There remain approximately 54 forbearances approved for residential mortgage loans, of which 49 are sold and serviced. Utilization of credit lines were 82.7% at the end of the fourth quarter, compared to 83.4% at the end of the previous quarter, which aligns with historical usage rates.
  Small Business Administration (SBA) Paycheck Protection Program (PPP): Eagle began taking loan applications from its small business clients immediately after the program was implemented in April 2020, and as of the close of the program, Eagle had helped 764 of its customers receive $45.7 million in SBA PPP loans. Eagle has processed applications for PPP loan forgiveness for customers, with 195 loans, representing over $15.0 million now paid in full. The remaining 569 PPP loans represent $29.6 million.

  On December 27, 2020, the Consolidated Appropriations Act (CAA) was signed into law, providing new COVID-19 stimulus relief, and it included $284 billion allocated for another round of PPP lending, extending the program to March 31, 2021. The program offers new PPP loans for companies that did not receive a PPP loan in 2020, and also “second draw” loans targeted at hard-hit businesses that have already spent their initial PPP proceeds. Eagle began assisting customers with the new round of funding on January 13, 2021.
  Provision for Loan Losses: Due to the economic slowdown resulting from the COVID-19 pandemic, Eagle recorded total provision of $3.1 million for the full year 2020, compared to $2.6 million in 2019. The provision for loan losses was $379,000 in the fourth quarter, compared to $854,000 in the third quarter of 2020 and $632,000 in the fourth quarter a year ago. Loan loss provisioning for the fourth quarter of 2020 was reflective of steady portfolio balances due to a high volume of mortgages intended for sale. The performance of modified loans exceeded expectations and the qualitative factors were not adjusted.
  Deposit Accommodations: The Bank halted deposit fees associated with early withdrawal requests to assist depositors with funding needs.
  Liquidity Changes: Through the quarter ended December 31, 2020, the liquidity level remained consistent with the prior quarters. Eagle used Federal Reserve’s Paycheck Protection Program Liquidity Facility (“PPPLF”) as a partial source of funding for its SBA PPP loans.

Fourth Quarter 2020 Highlights (at or for the three-month period ended December 31, 2020, except where noted)

  Net income increased 121.0% to $5.2 million, or $0.76 per diluted share, in the fourth quarter of 2020, compared to $2.3 million, or $0.36 per diluted share, in the fourth quarter of 2019, and decreased 19.1% compared to a record $6.4 million, or $0.94 per diluted share in the preceding quarter.
  Annualized return on average assets was 1.63%.
  Annualized return on average equity was 13.68%.
  Net interest margin (“NIM”) was 4.03% in the fourth quarter of 2020, compared to 3.83% in the preceding quarter, and 4.22% in the fourth quarter a year ago.
  Revenues (net interest income before the provision for loan losses, plus non-interest income) were $23.6 million in the fourth quarter of 2020, compared to a record $25.7 million in the previous quarter, and increased 42.9% compared to $16.5 million in the fourth quarter a year ago.
  Purchase discount on loans from the Western Holding Company of Wolf Point portfolio was $1.2 million at January 1, 2020, of which $606,000 remained as of December 31, 2020.
  Remaining purchase discount on loans from acquisitions prior to 2020 totaled $962,000 as of December 31, 2020.
  The accretion of the loan purchase discount into loan interest income from the Western Holding Company of Wolf Point, and previous acquisitions was $170,000 in the fourth quarter of 2020, compared to interest accretion on purchased loans from acquisitions of $467,000 in the preceding quarter.
  The allowance for loan losses represented 136.9% of nonperforming loans at December 31, 2020, compared to 157.8% a year earlier.
  Total loans increased 7.9% to $841.1 million at December 31, 2020, compared to $779.2 million a year earlier.
  Total deposits increased 27.7% to $1.03 billion at December 31, 2020, from $809.0 million a year ago.
  Eagle remained well capitalized with a tangible common shareholders’ equity ratio of 10.51% at December 31, 2020.
  Declared a quarterly cash dividend of $0.0975 per share.

Recent Events

On June 10, 2020, Eagle issued $15 million in subordinated notes to certain qualified institutional accredited investors through a private placement offering. The net cash proceeds from the sale of the subordinated notes was approximately $14.7 million, and the subordinated notes qualify as Tier 2 capital for regulatory purposes. Eagle intends to use the net proceeds from the offering for general corporate purposes. On July 10, 2020, the Company redeemed $10 million of existing 6.75% subordinated notes due 2025.

Acquisitions

On January 1, 2020, Eagle completed its acquisition of Western Holding Company of Wolf Point, and its wholly owned subsidiary, Western Bank of Wolf Point, in a transaction valued at approximately $15.0 million. In the transaction, Eagle acquired one retail bank branch and approximately $104 million in assets, $87 million in deposits and $43 million in gross loans.

On January 1, 2019, Eagle completed its acquisition of Big Muddy Bancorp, Inc. and its wholly owned subsidiary, The State Bank of Townsend, located in Townsend, Montana, which added approximately $108 million in assets, $93 million in deposits and $89 million in gross loans.

Balance Sheet Results

Eagle’s total assets increased 19.3% to $1.26 billion at December 31, 2020, compared to $1.05 billion a year ago, in large part due to the Western Holding Company of Wolf Point acquisition, and remained unchanged from $1.26 billion three months earlier.

“Strong PPP loan originations, and robust residential mortgage business fueled balance sheet growth over the year, with total loans increasing 7.9% year-over-year, resulting in solid overall expansion of the loan portfolio,” said Johnson. Total loans were $841.1 million at December 31, 2020, compared to $779.2 million a year earlier, and $848.5 million three months earlier.

Eagle originated $273.7 million in new residential mortgages during the quarter, excluding construction loans, and sold $253.6 million in residential mortgages, with an average gross margin on sale of mortgage loans of approximately 4.72%. This production compares to residential mortgage originations of $254.0 million in the preceding quarter with sales of $266.5 million.

Commercial real estate loans decreased 4.3% to $316.7 million at December 31, 2020, compared to $331.1 million a year earlier. Agricultural and farmland loans increased 30.1% to $118.2 million at December 31, 2020, compared to $90.8 million a year earlier. Residential mortgage loans decreased to $110.8 million, compared to $119.3 million a year earlier. Commercial loans increased 50.0% to $109.2 million, compared to $72.8 million a year ago, reflecting SBA PPP loans originated during the second quarter and third quarter of 2020. Commercial construction and development loans increased 23.9% to $65.3 million, home equity loans remained relatively unchanged at $56.6 million, residential construction loans increased 19.9% to $46.3 million, and consumer loans increased 6.8% to $20.2 million, compared to a year ago.

Total deposits increased 27.7% to $1.03 billion at December 31, 2020, compared to $809.0 million at December 31, 2019, and increased 3.5% compared to $998.3 million at September 30, 2020. Federal programs such as the PPP, stimulus checks and increased weekly unemployment benefits have boosted deposit balances. Noninterest-bearing checking accounts represent 30.9%, interest-bearing checking accounts represent 15.5%, savings accounts represent 17.4%, money market accounts comprise 19.6% and time certificates of deposit make up 16.6% of the total deposit portfolio, at December 31, 2020.

Shareholders’ equity increased 25.7% to $152.9 million at December 31, 2020, compared to $121.7 million a year earlier and increased 3.8% compared to $147.4 million three months earlier. Tangible book value increased to $19.16 per share, at December 31, 2020, compared to $16.04 per share a year earlier and $18.36 per share three months earlier.

Operating Results

Eagle’s NIM was 4.03% in the fourth quarter of 2020, compared to 3.83% in the preceding quarter, and 4.22% in the fourth quarter a year ago. “While our year-over-year NIM contracted due to the 150 basis-point decrease in the Federal Funds rate over the last year, we had NIM expansion over the prior quarter partially due to PPP loan payoffs and lower cost of funds,” said Johnson. The interest accretion on purchased loans totaled $170,000 and resulted in a six basis-point increase in the NIM during the fourth quarter, compared to $467,000 and a 14 basis-point increase in the NIM during the preceding quarter. For the year, Eagle’s NIM was 3.94% compared with 4.25% for 2019. The investment securities portfolio was $162.9 million at December 31, 2020, compared to $165.4 million at September 30, 2020, and $126.9 million at December 31, 2019. Average yields on earning assets for the fourth quarter decreased to 4.41% from 5.05% a year ago, largely due to adding PPP loans at a lower rate.

Eagle’s fourth quarter revenues were $23.6 million, a decrease compared to $25.7 million in the preceding quarter and a 42.9% increase when compared to $16.5 million in the fourth quarter a year ago. The year-over-year increase was primarily a result of increased mortgage banking income and gain on sale of mortgages.   For the year, revenues increased 47.3%, to $92.2 million compared to $62.6 million in 2019.

Net interest income, before the provision for loan losses, increased 6.6% to $11.5 million in the fourth quarter, compared to $10.8 million in the third quarter 2020, and increased 14.7% compared to $10.0 million in the fourth quarter of 2019. For the year 2020, net interest income increased 11.3% to $43.2 million, compared to $38.8 million in 2019.

Noninterest income was $12.1 million in the fourth quarter of 2020, compared to $15.0 million in the preceding quarter, and increased 86.3% compared to $6.5 million in the fourth quarter a year ago. The net gain on sale of mortgage loans totaled $12.0 million in the fourth quarter of 2020, compared to $11.1 million in the preceding quarter and $5.2 million in the fourth quarter a year ago. A loss of $1.5 million during the fourth quarter of 2020 in mortgage banking activity was primarily due to a loss on mortgage banking derivatives. This compares to a net gain of $2.2 million in the preceding quarter and a net loss of $156,000 in the fourth quarter of 2019. Year-to-date, noninterest income grew 105.8% to $49.1 million, compared to $23.8 million in 2019.

Eagle’s fourth quarter noninterest expenses were $16.3 million which was unchanged compared to the preceding quarter. Noninterest expense was $12.6 million in the fourth quarter a year ago. The year-over-year increase is largely attributable to an increase in salary and employee benefits. For the year, noninterest expenses totaled $60.7 million, compared to $46.0 million in 2019.

For the fourth quarter of 2020, the income tax provision totaled $1.7 million, for an effective tax rate of 24.8%, compared to $2.2 million in the preceding quarter and $959,000 in the fourth quarter of 2019.

Credit Quality

The provision for loan losses was $379,000 in the fourth quarter of 2020, compared to $854,000 in the preceding quarter and $632,000 in the fourth quarter a year ago. For the year, the provision for loan losses was $3.1 million, compared to $2.6 million in 2019. The allowance for loan losses represented 136.9% of nonperforming loans at December 31, 2020, compared to 151.0% three months earlier and 157.8% a year earlier.

Nonperforming loans were $8.5 million at December 31, 2020, compared to $7.5 million at September 30, 2020, and $5.5 million a year earlier. The increase year-over-year in nonperforming loans was impacted by acquired loans which make up approximately $1.3 million of the balance as of December 31, 2020.

Eagle’s total other real estate owned (“OREO”) and other repossessed assets was $25,000 at December 31, 2020, unchanged from September 30, 2020. Nonperforming assets, consisting of nonaccrual loans, OREO and other repossessed assets, loans delinquent 90 days or more and restructured loans, were $8.5 million at December 31, 2020, or 0.68% of total assets, compared to $7.5 million, or 0.60% of total assets three months earlier and $5.5 million, or 0.52% of total assets a year earlier.

Net loan charge-offs totaled $78,000 in the fourth quarter, compared to charge-offs of $55,000 in the preceding quarter and charge-offs of $233,000 in the fourth quarter a year ago. The allowance for loan losses was $11.6 million, or 1.38% of total loans, at December 31, 2020, compared to $11.3 million, or 1.33% of total loans, at September 30, 2020, and $8.6 million, or 1.10% of total loans, a year ago.

Capital Management

Eagle Bancorp Montana, Inc. continues to be well capitalized with the ratio of tangible common shareholders’ equity to tangible assets of 10.51% as of December 31, 2020. (Shareholders’ equity, less goodwill and core deposit intangible to tangible assets).

About the Company

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana, and is the holding company of Opportunity Bank of Montana, a community bank established in 1922 that serves consumers and small businesses in Montana through 23 banking offices. Additional information is available on the bank’s website at www.opportunitybank.com. The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Market under the symbol “EBMT.”

Forward Looking Statements

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," “will”’ "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, mergers with Western Bank of Wolf Point, Ruby Valley Bank and The State Bank of Townsend, growth and operating strategies; statements regarding the current global COVID-19 pandemic, statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions and political events, either nationally or in our market areas, that are worse than expected; the duration and impact of the COVID-19 pandemic, including but not limited to steps taken by governmental and other authorities to contain, mitigate and combat the pandemic, adverse effects on our employees, customers and third-party service providers, the ultimate extent of the impacts on our business, financial position, results of operations, liquidity and prospects, continued deterioration in general business and economic conditions could adversely affect our revenues and the values of our assets and liabilities, lead to a tightening of credit and increase stock price volatility, and potential impairment charges; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; the concentration of our business in Montana; our ability to continue to increase and manage our commercial real estate, commercial business and agricultural loans; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (including any securities, bank operations, consumer or employee litigation); inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; other economic, governmental, competitive, regulatory and technological factors that may affect our operations; cyber incidents, or theft or loss of Company or customer data or money; the effect of our recent acquisitions, including the failure to achieve expected revenue growth and/or expense savings, the failure to effectively integrate their operations and the diversion of management time on issues related to the integration. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. All information set forth in this press release is current as of the date of this release and the company undertakes no duty or obligation to update this information.

Use of Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States, or GAAP, the Financial Ratios and Other Data contains non-GAAP financial measures. Non-GAAP disclosures include: 1) core efficiency ratio, 2) tangible book value per share, 3) tangible common equity to tangible assets, 4) earnings per diluted share, excluding acquisition costs and 5) return on average assets, excluding acquisition costs. The Company uses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. In particular, the use of tangible book value per share and tangible common equity to tangible assets is prevalent among banking regulators, investors and analysts.

The numerator for the core efficiency ratio is calculated by subtracting acquisition costs and intangible asset amortization from noninterest expense. Tangible assets and tangible common shareholders’ equity are calculated by excluding intangible assets from assets and shareholders’ equity, respectively. For these financial measures, our intangible assets consist of goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding. We believe that this measure is consistent with the capital treatment by our bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios and present this measure to facilitate the comparison of the quality and composition of our capital over time and in comparison, to our competitors.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Further, the non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total shareholders’ equity determined in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies. Reconciliation of the GAAP and non-GAAP financial measures are presented below.

Balance Sheet
(Dollars in thousands, except per share data)	(Unaudited)	(Unaudited)	(Unaudited)
	December 31,	September 30,	December 31,
	2020	2020	2019

Assets:
Cash and due from banks	$14,455	$19,879	$18,094
Interest bearing deposits in banks	47,733	7,672	4,284
Federal funds sold	7,614	45,260	2,540
Total cash and cash equivalents	69,802	72,811	24,918
Securities available-for-sale	162,946	165,353	126,875
FHLB stock	2,060	2,817	4,683
FRB stock	2,974	2,974	2,526
Mortgage loans held-for-sale, at fair value	54,615	41,484	25,612
Loans:
Real estate loans:
Residential 1-4 family	110,802	110,021	119,296
Residential 1-4 family construction	46,290	42,814	38,602
Commercial real estate	316,668	308,485	331,062
Commercial construction and development	65,281	56,927	52,670
Farmland	65,918	67,061	50,293
Other loans:
Home equity	56,563	61,460	56,414
Consumer	20,168	20,694	18,882
Commercial	109,209	123,303	72,797
Agricultural	52,242	60,308	40,522
Unearned loan fees	(2,038)	(2,595)	(1,303)
Total loans	841,103	848,478	779,235
Allowance for loan losses	(11,600)	(11,300)	(8,600)
Net loans	829,503	837,178	770,635
Accrued interest and dividends receivable	5,765	6,615	4,577
Mortgage servicing rights, net	10,105	9,518	8,739
Premises and equipment, net	58,762	54,450	40,082
Cash surrender value of life insurance, net	27,753	27,064	23,608
Goodwill	20,798	20,798	15,836
Core deposit intangible, net	2,343	2,505	2,786
Other assets	10,208	11,461	3,383
Total assets	$1,257,634	$1,255,028	$1,054,260

Liabilities:
Deposit accounts:
Noninterest bearing	318,389	295,058	200,035
Interest bearing	714,694	703,272	608,958
Total deposits	1,033,083	998,330	808,993
Accrued expenses and other liabilities	24,752	19,786	10,317
FHLB advances and other borrowings	17,070	59,777	88,350
Other long-term debt, net	29,791	29,772	24,941
Total liabilities	1,104,696	1,107,665	932,601

Shareholders' Equity:
Preferred stock (par value $0.01 per share; 1,000,000 shares authorized; no shares issued or outstanding)	-	-	-
Common stock (par value $0.01; 20,000,000 shares authorized; 7,110,833, 7,110,833 and 6,714,983 shares issued; 6,775,447, 6,756,107 and 6,423,033 shares outstanding at December 31, 2020, September 30, 2020 and December 31, 2019, respectively)	71	71	67
Additional paid-in capital	77,602	77,612	68,826
Unallocated common stock held by Employee Stock Ownership Plan	(145)	(185)	(311)
Treasury stock, at cost (335,386, 354,726 and 291,950 shares at December 31, 2020, September 30, 2020 and December 31, 2019, respectively)	(4,423)	(4,630)	(3,643)
Retained earnings	73,982	69,478	55,391
Accumulated other comprehensive income, net of tax	5,851	5,017	1,329
Total shareholders' equity	152,938	147,363	121,659
Total liabilities and shareholders' equity	$1,257,634	$1,255,028	$1,054,260

Income Statement	(Unaudited)			(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
	2020	2020	2019	2020	2019
Interest and dividend income:
Interest and fees on loans	$11,549	$11,340	$10,966	$45,381	$42,344
Securities available-for-sale	889	874	870	3,742	3,672
FRB and FHLB dividends	86	95	111	370	408
Other interest income	27	30	32	161	87
Total interest and dividend income	12,551	12,339	11,979	49,654	46,511
Interest expense:
Interest expense on deposits	551	779	1,160	3,614	3,893
FHLB advances and other borrowings	117	261	445	1,183	2,387
Other long-term debt	391	521	357	1,687	1,446
Total interest expense	1,059	1,561	1,962	6,484	7,726
Net interest income	11,492	10,778	10,017	43,170	38,785
Loan loss provision	379	854	632	3,130	2,627
Net interest income after loan loss provision	11,113	9,924	9,385	40,040	36,158

Noninterest income:
Service charges on deposit accounts	282	282	337	1,096	1,219
Net gain on sale of mortgage loans	11,959	11,101	5,224	36,391	16,675
Mortgage banking, net	(1,504)	2,204	(156)	5,660	2,321
Interchange and ATM fees	415	407	350	1,538	1,327
Appreciation in cash surrender value of life insurance	165	160	148	645	720
Net (loss) gain on sale of available-for-sale securities	(335)	-	20	733	69
Net gain on sale/disposal of premises and equipment	-	-	48	4	486
Other noninterest income	1,112	817	522	3,000	1,024
Total noninterest income	12,094	14,971	6,493	49,067	23,841

Noninterest expense:
Salaries and employee benefits	10,562	11,325	7,576	38,836	27,633
Occupancy and equipment expense	1,342	1,280	1,193	5,019	4,422
Data processing	1,215	1,168	1,007	4,722	3,722
Advertising	287	208	228	911	1,028
Amortization	164	165	320	659	812
Loan costs	669	566	251	1,880	805
FDIC insurance premiums	75	75	2	222	81
Postage	103	76	52	363	289
Professional and examination fees	254	389	285	1,335	1,052
Acquisition costs	-	-	505	157	2,198
Other noninterest expense	1,670	1,093	1,163	6,563	3,989
Total noninterest expense	16,341	16,345	12,582	60,667	46,031

Income before provision for income taxes	6,866	8,550	3,296	28,440	13,968
Provision for Income taxes	1,702	2,170	959	7,234	3,096
Net income	$5,164	$6,380	$2,337	$21,206	$10,872

Basic earnings per share	$0.76	$0.94	$0.36	$3.12	$1.69
Diluted earnings per share	$0.76	$0.94	$0.36	$3.11	$1.69

Basic weighted average shares outstanding	6,768,720	6,776,417	6,416,516	6,795,503	6,419,654

Diluted weighted average shares outstanding	6,815,072	6,813,739	6,430,454	6,820,306	6,437,604

ADDITIONAL FINANCIAL INFORMATION	(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended
	December 31,	September 30,	December 31,
	2020	2020	2019

Mortgage Banking Activity (For the quarter):
Mortgage servicing (loss) income, net	$(152)	$(39)	$179
Net (loss) gain on mortgage banking derivatives	(1,755)	2,961	(511)
Net gain (loss) on fair value of loans held-for-sale	403	(718)	176
Mortgage banking, net	$(1,504)	$2,204	$(156)

Mortgage Banking Activity (Year-to-date):
Mortgage servicing (loss) income, net	$(308)	$(156)	$984
Net gain on mortgage banking derivatives	4,608	6,363	353
Net gain on fair value of loans held-for-sale	1,360	957	984
Mortgage banking, net	$5,660	$7,164	$2,321

Performance Ratios (For the quarter):
Return on average assets	1.63%	2.05%	0.89%
Return on average equity	13.68%	17.77%	7.64%
Net interest margin	4.03%	3.85%	4.22%
Core efficiency ratio*	68.59%	62.84%	71.21%

Performance Ratios (Year-to-date):
Return on average assets	1.74%	1.78%	1.08%
Return on average equity	15.02%	15.51%	9.39%
Net interest margin	3.94%	3.91%	4.25%
Core efficiency ratio*	64.89%	63.62%	68.70%

Asset Quality Ratios and Data:	As of or for the Three Months Ended
	December 31,	September 30,	December 31,
	2020	2020	2019

Nonaccrual loans	$6,257	$5,600	$3,395
Loans 90 days past due and still accruing	392	57	1,809
Restructured loans, net	1,824	1,825	246
Total nonperforming loans	8,473	7,482	5,450
Other real estate owned and other repossessed assets	25	25	26
Total nonperforming assets	$8,498	$7,507	$5,476

Nonperforming loans / portfolio loans	1.01%	0.88%	0.70%
Nonperforming assets / assets	0.68%	0.60%	0.52%
Allowance for loan losses / portfolio loans	1.38%	1.33%	1.10%
Allowance / nonperforming loans	136.91%	151.03%	157.80%
Gross loan charge-offs for the quarter	$98	$82	$271
Gross loan recoveries for the quarter	$20	$27	$38
Net loan charge-offs for the quarter	$78	$55	$233

ADDITIONAL FINANCIAL INFORMATION (Continued)		(Unaudited)
(Dollars in thousands, except per share data)	December 31,	September 30,	December 31,
	2020	2020	2019
Capital Data (At quarter end):
Tangible book value per share**	$19.16	$18.36	$16.04
Shares outstanding	6,775,447	6,756,107	6,423,033
Tangible common equity to tangible assets***	10.51%	10.07%	9.95%

Other Information:
Average total assets for the quarter	$1,268,402	$1,244,918	$1,044,642
Average total assets year-to-date	$1,219,890	$1,203,719	$1,010,017
Average earning assets for the quarter	$1,131,621	$1,115,606	$941,568
Average earning assets year-to-date	$1,092,551	$1,079,527	$912,372
Average loans for the quarter ****	$888,331	$902,543	$795,678
Average loans year-to-date ****	$874,669	$870,114	$764,075
Average equity for the quarter	$151,002	$143,608	$122,334
Average equity year-to-date	$141,160	$137,880	$115,794
Average deposits for the quarter	$1,024,871	$971,043	$807,539
Average deposits year-to-date	$954,500	$931,043	$757,907

* The core efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of acquisition costs and intangible asset amortization, by the sum of net interest income and non-interest income.
** The tangible book value per share is a non-GAAP ratio that is calculated by dividing shareholders' equity, less goodwill and core deposit intangible, by common shares outstanding.
*** The tangible common equity to tangible assets is a non-GAAP ratio that is calculated by dividing shareholders' equity, less goodwill and core deposit intangible, by total assets, less goodwill and core deposit intangible.
**** Includes loans held for sale

Core Efficiency Ratio	(Unaudited)			(Unaudited)
(Dollars in thousands)	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
	2020	2020	2019	2020	2019
Calculation of Core Efficiency Ratio:
Noninterest expense	$16,341	$16,345	$12,582	$60,667	$46,031
Acquisition costs	-	-	(505)	(157)	(2,198)
Intangible asset amortization	(164)	(165)	(320)	(659)	(812)
Core efficiency ratio numerator	16,177	16,180	11,757	59,851	43,021

Net interest income	11,492	10,778	10,017	43,170	38,785
Noninterest income	12,094	14,971	6,493	49,067	23,841
Core efficiency ratio denominator	23,586	25,749	16,510	92,237	62,626

Core efficiency ratio	68.59%	62.84%	71.21%	64.89%	68.70%

Tangible Book Value and Tangible Assets	(Unaudited)
(Dollars in thousands, except per share data)	December 31,	September 30,	December 31,
	2020	2020	2019
Tangible Book Value:
Shareholders' equity	$152,938	$147,363	$121,659
Goodwill and core deposit intangible, net	(23,141)	(23,303)	(18,622)
Tangible common shareholders' equity	$129,797	$124,060	$103,037

Common shares outstanding at end of period	6,775,447	6,756,107	6,423,033

Common shareholders' equity (book value) per share (GAAP)	$22.57	$21.81	$18.94

Tangible common shareholders' equity (tangible book value) per share (non-GAAP)	$19.16	$18.36	$16.04

Tangible Assets:
Total assets	$1,257,634	$1,255,028	$1,054,260
Goodwill and core deposit intangible, net	(23,141)	(23,303)	(18,622)
Tangible assets (non-GAAP)	$1,234,493	$1,231,725	$1,035,638

Tangible common shareholders' equity to tangible assets (non-GAAP)	10.51%	10.07%	9.95%

Earnings Per Diluted Share, Excluding Acquisition Costs	(Unaudited)			(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
	2020	2020	2019	2020	2019

Net interest income after loan loss provision	$11,113	$9,924	$9,385	$40,040	$36,158
Noninterest income	12,094	14,971	6,493	49,067	23,841

Noninterest expense	16,341	16,345	12,582	60,667	46,031
Acquisition costs	-	-	(505)	(157)	(2,198)
Noninterest expense, excluding acquisition costs	16,341	16,345	12,077	60,510	43,833

Income before income taxes	6,866	8,550	3,801	28,597	16,166
Income tax expense, excluding acquisition costs related taxes	1,702	2,170	1,106	7,274	3,583
Net Income, excluding acquisition costs	$5,164	$6,380	$2,695	$21,323	$12,583

Diluted earnings per share (GAAP)	$0.76	$0.94	$0.36	$3.11	$1.69
Diluted earnings per share, excluding acquisition costs (non-GAAP)	$0.76	$0.94	$0.42	$3.13	$1.95

Return on Average Assets, Excluding Acquisition Costs	(Unaudited)
(Dollars in thousands)	December 31,	September 30,	December 31,
	2020	2020	2019
For the quarter:
Net income, excluding acquisition costs (non-GAAP)*	$5,164	$6,380	$2,695
Average total assets quarter-to-date	$1,268,402	$1,244,918	$1,044,642
Return on average assets, excluding acquisition costs (non-GAAP)	1.63%	2.05%	1.03%

Year-to-date:
Net income, excluding acquisition costs (non-GAAP)*	$21,323	$16,159	$12,583
Average total assets year-to-date	$1,219,890	$1,203,719	$1,010,017
Return on average assets, excluding acquisition costs (non-GAAP)	1.75%	1.79%	1.25%

* See Earnings Per Diluted Share, Excluding Acquisition Costs table for GAAP to non-GAAP reconciliation.

Contacts:	Peter J. Johnson, President and CEO
(406) 457-4006
Laura F. Clark, EVP and CFO
(406) 457-4007